Exhibit 10.05
FIRST AMENDMENT TO
PAXTON ENERGY, INC.
SUBSCRIPTION AGREEMENT
John T. Reed

THIS FIRST AMENDMENT TO SUBSCRIPTION AGREEMENT is made as of the 23rd day of December, 2011 between Paxton Energy, Inc., a Nevada corporation with its principal office located at 295 Highway 50, Suite 2, Lake Village Professional Building, Stateline, NV 89449 (Mailing Address: P.O. Box 1148 Zephyr Cove, NV89448-1148) (the “Company”), and John T. Reed, whose address is 858 Old Quarry Road, Larkspur, CA 94918-2218 (the “Subscriber”).

Subscriber wishes to increase the amount of his subscription under the Subscription Agreement made as of December 19, 2011 (“the Subscription Agreement”); thus the parties hereby amend the Subscription Agreement so the initial paragraph reads as follows:

Subscriber hereby subscribes for and agrees to purchase from the Company an unregistered (restricted) Convertible Unsecured Note in the amount of $12,000.00 along with a Common Stock Purchase Warrant (together, the “Securities”) on the terms set forth in the form of the Convertible Unsecured Note and Common Stock Purchase Warrant provided to Subscriber. Funds in such amount will be wired to the Company per instructions to be provided or will be represented by a check delivered to the Company.

The reference on page 2 to the Amount of Investment shall be changed to $12,000.00.

All other provisions including the Accredited Investor Questionnaire remain in effect and are confirmed.

Subscriber:

/s/ John T Reed
John T. Reed

This First Amendment to Subscription Agreement is agreed to and accepted as of December 23, 2011.

PAXTON ENERGY, INC.

By: /s/ JAMES E. BURDEN

Name: James E Burden
Title: EVP & Sec’ty